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                                                                Exhibit 10(i)(a)

                                Sterling Bancorp
                                 430 Park Avenue
                          New York, New York 10022-3505

                                                      May 22, 1998

Mr. Louis J. Cappelli
Chairman
Sterling Bancorp
430 Park Avenue
New York, New York 10022

Dear Mr. Cappelli:

This will confirm the following amendments to your employment agreement, dated February 19, 1993 (as amended, February 14, 1995, February 8, 1996, February 28, 1997 and February 19, 1998), with our Company:

      (1) The first sentence of Paragraph 5 is hereby deleted and the following sentence is inserted in lieu thereof:

            In the event of a Change of Control (as defined in Schedule A annexed) you may terminate without cause your employment within 13 months following the event of Change in Control by reason thereof.

      (2) Paragraph 7(i)(A) is hereby deleted and the following paragraph is inserted in lieu thereof:

      (i)(A) if the termination of your employment follows a Change in Control, the Company will pay to you a lump-sum cash amount equal to (x) three (3) times your then base annual compensation plus (y) three (3) times your highest annual bonus earned from the Company (and its affiliates) during the last three completed fiscal years of the Company immediately preceding your Date of Termination, such amount to be paid within ten days following the Date of Termination. Such payment will be made notwithstanding the length of the then current term of this Agreement. In addition, for a period of thirty-six (36) months, the Company shall maintain the benefits listed in subparagraph (iv) of this Paragraph 7 below.
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                                                                Exhibit 10(i)(a)

      (3) The following paragraph is hereby inserted at the end of Paragraph 7:

            In addition, if you are entitled to receive a payment under paragraph 7.(i)(A) following a Change in Control and it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this Agreement or otherwise determined without regard to any additional payments required under this paragraph) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to you an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, you shall retain an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in your adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up Payment in your adjusted gross income.


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                                                                Exhibit 10(i)(a)

            Subject to the provisions of the immediately preceding paragraph, all determinations required to be made concerning the Gross-Up Payment including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to you and to the Company within fifteen (15) business days of the receipt of notice from you or the Company that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon you and the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments will be made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that you thereafter are required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with


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                                                                Exhibit 10(i)(a)

      interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for your benefit. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse you for your Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by you (to the extent you have received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. You shall cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

The foregoing amendments were recommended by the Compensation Committee and were approved by the Board of Directors at its May 21, 1998 meeting.

Kindly sign and return the enclosed copy to the Company in order to confirm your understanding and acceptance of the foregoing amendments.

                                             Sincerely,

                                             STERLING BANCORP


                                             By /s/ Jerrold Gilbert
                                                --------------------------------
                                                Executive Vice President

Agreed:


/s/ Louis J. Cappelli
--------------------------------
Louis J. Cappelli


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